CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

343025

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

PENN-GOLD RESOURCES INC.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 30TH DAY OF MARCH, 1988

B. BECKWITH
ASST. DEPUTY REGISTRAR OF COMPANIES